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                                                                 EXHIBIT 10.1(l)

                            QUORUM HEALTH GROUP, INC.
                           DEFERRED COMPENSATION PLAN
                     PLAN YEAR JULY 1, 1998 - JUNE 30, 1999


PURPOSE

The purpose of this plan is to provide an opportunity to reward the senior management of Quorum Health Group, Inc. (QHG), who contribute to the success of QHG. The deferred compensation plan offers an opportunity to earn compensation in addition to base pay based on the achievement of predetermined performance targets.


DEFINITION OF TERMS

- Earnings Per Share (EPS): The earnings of QHG divided by total shares outstanding as adjusted by cash equivalents consisting of diluted stock options.

- Active Employee: An employee who is actively working or who is on Family Medical Leave of Absence (FMLA) or similar legally protected leave status.


- Regular Full-time Employee: Individuals who are scheduled to work a minimum of 35 hours per week on a regularly scheduled basis with no definite term of employment.

- Stock Options: A right to purchase (exercise) a fixed number of shares of company stock at a fixed price (grant price) over a specified time period (exercise period) after certain requirements are met (vesting period).


ELIGIBLE PARTICIPANTS

Eligibility for the Deferred Compensation Plan is determined by the Board of Directors of QHG. Eligible participants include active employees hired on or before June 30, 1998, and classified as regular full-time.

PLAN DESIGN

Base salary increases for plan year 1998-99 shall be deferred for the eligible participants, the cumulative amount to be paid in full at the end of the plan year if QHG meets or exceeds the EPS target set by the Board of Directors of QHG.


Additionally, if QHG meets or exceeds its EPS target, eligible participants will receive 200 percent of their scheduled annual base salary increase in the form of nonqualified stock options pursuant to QHG's Discounted Stock Option
Program. Such options have no terms. The exercise price is equal to 75 percent of the fair market value of QHG's Common Stock on the date of grant (date determined after the close of the fiscal year). The dollar value of the 25 percent discount equals the dollar value of 200 percent of the scheduled base salary increase.





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                            QUORUM HEALTH GROUP, INC.
                           DEFERRED COMPENSATION PLAN
                     PLAN YEAR JULY 1, 1998 - JUNE 30, 1999

ADMINISTRATION, INTERPRETATION AND DURATION

The plan is administered by QHG senior management. The plan shall be governed by the Board of Directors of QHG and may be changed at any time.


CONDITIONS FOR RECEIVING PAYMENT

Compensation payout will be withheld for any employee whose actions are under formal review for alleged ethical misconduct until such time that the matter is favorably resolved. If the matter is not favorably resolved, management has the discretion to deny all or part of the payout.

Incentive plan distributions are typically made within 90 days of the end of the plan year, June 30, 1999. There will be no incentive compensation distribution paid to any employee if employment is terminated, whether voluntary or involuntary, prior to time of distribution. However, QHG senior management retains sole authority to make exceptions in unusual or meritorious cases, including, but not limited to, death of an employee or termination of employment due to total or partial disability or retirement.











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